UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 4, 2009
MARINER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32747	86-0460233
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 954-5500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On November 4, 2009, the board of directors of Mariner Energy, Inc. (“Mariner”) increased the board from six to seven directors and elected Laura A. Sugg a Class II director and member of the compensation committee effective November 10, 2009. She will serve until Mariner’s next annual stockholders meeting and her successor is elected and qualified. Mariner will grant Ms. Sugg restricted shares of its common stock under its Stock Incentive Plan, as amended and restated, with a market value of $50,000 as of November 10, 2009, the grant date. The shares will vest one-third upon each of Mariner’s first three annual stockholders’ meetings after the grant date, assuming Ms. Sugg remains a director.
Ms. Sugg, age 48, is a retired energy sector executive experienced in natural gas and oil, liquefied natural gas, coal bed methane, and human resources. She served the ConocoPhillips companies for more than 20 years, most recently as President, Australasia Division from July 2005 to February 2007, responsible for the onshore and offshore exploration and production businesses for Australia and East Timor. From October 2003 to July 2005, she was General Manager E&P Human Resources, managing human resources for 10,000 employees in 16 countries and executive succession planning. From September 2002 to October 2003, she was General Manager Midstream, responsible for the natural gas gathering, processing and fractionation business in the United States, Canada and Trinidad. Ms. Sugg began her career with Sohio Petroleum in 1983 and joined Phillips Petroleum in 1986, serving in various engineering, planning, finance and business development capacities culminating in Vice President Worldwide Gas from August 2000 until Phillips merged with Conoco in August 2002. She also led merger integration teams during 2002. She earned a Bachelor of Science in Chemical Engineering from Oklahoma State University in 1983. She has been a director of Huber Energy LLC, a privately-held oil and gas company, since August 2008 and serves as the board’s reserves audit and compensation lead director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARINER ENERGY, INC.
Date: November 10, 2009	By:	/s/ Teresa G. Bushman
Teresa G. Bushman,
Senior Vice President and General Counsel

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